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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
 REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

                                         Commission File Number 0-20083


                             Spacelabs Medical, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        15220 N.E. 40th Street, P.O. Box 97013, Redmond, Washington 98073
                                 (425) 882-3700
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $0.01 per share
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      N/A
  ---------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)    [X]          Rule 12h-3(b)(1)(i)    [ ]
       Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)   [ ]
       Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)    [ ]
       Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)   [ ]
                                           Rule 15d-6             [ ]

         Approximate number of holders of record as of the certification or
notice date:    1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Spacelabs Medical, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: July 16, 2002               By:        /s/ Erik A. Lopez
                                       -----------------------------------------
                                       Name:  Erik A. Lopez
                                       Title: Counsel to Spacelabs Medical, Inc.

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


               Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 2069 (01-02)